Exhibit 10.2

[CANADIAN CREDIT AGREEMENT]

CREDIT AGREEMENT

dated as of June 4, 2012

among

APACHE CANADA LTD.,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Global Administrative Agent,

ROYAL BANK OF CANADA,

as Canadian Administrative Agent,

BANK OF AMERICA, N.A.

and

CITIBANK, N.A.,

as Global Syndication Agents,

and

THE ROYAL BANK OF SCOTLAND PLC

and

ROYAL BANK OF CANADA,

as Global Documentation Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

RBS SECURITIES INC.,

and

RBC CAPITAL MARKETS

as Joint Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES AND EXHIBITS

EXHIBITS:

Exhibit A	Form of Legal Opinion of Bennett Jones LLP
Exhibit B	Form of Legal Opinion of Thompson & Knight LLP
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Borrowing/Interest Election Request
Exhibit F	Form of Guaranty
Exhibit G	Form of Additional Borrower Counterpart
Exhibit H	Form of Additional Borrower Termination Notice
Exhibit I	Form of Notice of Commitment Increase

SCHEDULES:

Schedule 2.1	Commitments
Schedule 3.7	Subsidiaries; Restricted Subsidiaries
Schedule 7.1	Liens

iii

Exhibit 10.2

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 4, 2012, is among APACHE CANADA LTD., a corporation organized under the laws of the Province of Alberta, Canada (“Apache Canada” and together with each other Person that becomes an Additional Borrower pursuant to Section 2.22, the “Borrower”), the LENDERS (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as Global Administrative Agent, ROYAL BANK OF CANADA, as Canadian Administrative Agent, BANK OF AMERICA, N.A. and CITIBANK, N.A., as Global Syndication Agents, and THE ROYAL BANK OF SCOTLAND PLC and ROYAL BANK OF CANADA, as Global Documentation Agents.

Borrower, Lenders, the Global Administrative Agent, the Canadian Administrative Agent, and the other Agents party hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2011 Financials” is defined in Section 4.1(e).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” is defined in Section 2.7(c).

“Additional Borrower” means any Person which is a Borrower under this Agreement pursuant to Section 2.22.

“Additional Borrower Counterpart” is defined in Section 2.22.

“Additional Borrower Termination Notice” is defined in Section 2.22(c).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Global Administrative Agent.

“Affected Loan” is defined in Section 2.18(f).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means each of the Global Administrative Agent, the Canadian Administrative Agent, the Global Syndication Agents and the Global Documentation Agents.

“Agreed Currency” is defined in Section 2.20(a).

“Agreement” means this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the U.S. Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, and (c) the LIBO Rate in effect on such day for a one-month interest period plus 1%. Any change in the Alternate Base Rate due to a change in the U.S. Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the U.S. Base Rate or the Federal Funds Effective Rate, respectively. If for any reason the Canadian Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, including, without limitation, the inability or failure of the Canadian Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the U.S. Base Rate until the Federal Funds Effective Rate and the LIBO Rate can be so determined.

“Apache Canada” is defined in the preamble.

“Apache Energy Limited” means Apache Energy Limited (ACN 009 301 964), a company incorporated in Australia and registered in the State of Western Australia, Australia.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, such office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Canadian Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and/or issued and maintained.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rating Level” means (a) at any time the ratings established or deemed to have been established by Moody’s, S&P, and Fitch for the Index Debt are equivalent ratings, the level set forth in the chart below under the heading “Applicable Rating Level” (a “Level”) opposite the ratings under the headings “Moody’s” and “S&P/Fitch”, and (b) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall fall within different Levels, the Applicable Rating Level shall be based on the highest two ratings, unless the highest two ratings shall fall within different Levels in which case the Applicable Rating Level shall be based on the lower of the highest two ratings, provided, however, that for purposes of the foregoing, (i) “≥” means a rating equal to or more favorable than; “≤” means a rating equal to or less favorable than; “>” means a rating greater than; “<” means a rating less than; (ii) if Moody’s, S&P, or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the penultimate sentence appearing before the table below), then, notwithstanding anything to the contrary, the Applicable Rating Level shall be based on the higher of the two existing ratings; (iii) if only one of Moody’s, S&P, and Fitch shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then the

Applicable Rating Level shall be the rating that is one Level below the rating established by such party; (iv) if there is no rating for the Index Debt from Moody’s, S&P, and Fitch, then the Applicable Rating Level shall equal Level V; and (v) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rating Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating Level shall be determined by reference to the rating most recently in effect prior to such change or cessation. Changes in the Applicable Rating Level will occur automatically without prior notice.

Applicable Rating Level	Moody’s	S&P/Fitch
Level I	>A1	>A+
Level II	A2	A
Level III	A3	A-
Level IV	Baa1	BBB+
Level V	<Baa2	<BBB

For example, if the Moody’s rating is A3, the S&P rating is BBB+, and the Fitch rating is A, Level III shall apply.

“Arrangers” is defined in Article IX.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Canadian Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Canadian Administrative Agent.

“Australian Administrative Agent” means Citisecurities Limited (ABN 51 008 489 610) in its capacity as Australian administrative agent for the lenders party to the Australian Credit Agreement and any successor thereto.

“Australian Borrower” means Apache Energy Limited and each other Person that becomes a borrower under the Australian Credit Agreement.

“Australian Credit Agreement” means that certain Syndicated Facility Agreement of even date herewith among the Australian Borrower, the Australian Lenders, the Global Administrative Agent, the Australian Administrative Agent and the other agents party thereto, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Australian Lenders” means the financial institutions listed on the signature pages of the Australian Credit Agreement and their respective successors and assigns.

“Australian Loan Documents” means the Australian Credit Agreement, any notes, any guaranties, any assignment agreements, and the agreement with respect to fees, together with all exhibits, schedules and attachments thereto, and all other agreements, documents, certificates, financing statements and instruments from time to time executed and delivered pursuant to or in connection with any of the foregoing.

“Authorized Officer” means, with respect to any Borrower, the Chief Executive Officer, the President and Chief Corporate Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer and the Senior Vice President and Treasurer of such Borrower, and any officer or employee of such Borrower specified as such to the Canadian Administrative Agent and the Global Administrative Agent in writing by any of the aforementioned officers of such Borrower, or, with respect to Parent, the Chairman and Chief Executive Officer, the President and Chief Corporate Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer and the Senior Vice President–Treasury and Administration of Parent, and any officer or employee of Parent specified as such to the Canadian Administrative Agent and the Global Administrative Agent in writing by any of the aforementioned officers of the Parent.

“Availability Period” means the period from and including the Global Effective Date to but excluding the Maturity Date.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Global Administrative Agent or the Canadian Administrative Agent, has taken any action in furtherance of, or consented to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Margin” means, for any day, the applicable rate per annum set forth below under the caption “Base Rate Margin”, in either case, based upon the Applicable Rating Level, applicable on such date:

Applicable Rating Level	Base Rate Margin (in basis points)
Level I	0.0 bps
Level II	0.0 bps
Level III	0.0 bps
Level IV	0.0 bps
Level V	5.0 bps

Each change in the Base Rate Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the Base Rate Margin will occur automatically without prior notice.

“Borrower” means Apache Canada Ltd., a corporation organized under the laws of the Province of Alberta, Canada, and each other Person that becomes an Additional Borrower pursuant to Section 2.22.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.3, in substantially the form of Exhibit E or any other form approved by the Canadian Administrative Agent and the Global Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Calgary, Alberta, Toronto, Ontario and New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Administrative Agent” means Royal Bank of Canada in its capacity as Canadian administrative agent for the lenders party to the Canadian Credit Agreement and any successor thereto.

“Capital” means the consolidated shareholder’s equity of Parent and its Subsidiaries plus the consolidated Debt of Parent and its Subsidiaries.

“Capitalized Lease” means, with respect to a Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et. seq., as amended from time to time.

“Certificate of Extension” means a certificate of Parent and Borrower, executed by an Authorized Officer and delivered to the Global Administrative Agent and the Canadian Administrative Agent, in a form acceptable to the Global Administrative Agent and the Canadian Administrative Agent, which requests an extension of the then scheduled Maturity Date pursuant to Section 2.7.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any Applicable Lending Office of such Lender or by such Lender’s holding company, if any) with any rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, all rules, guidelines, or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” to the extent enacted, adopted, promulgated or issued by any Governmental Authority or otherwise having the force of law, regardless of the date so enacted, adopted, promulgated or issued.

“CI Lender” has the meaning set forth in Section 2.23(a).

“Combined Commitments” means the commitment of each Combined Lender under the Combined Credit Agreements, as such commitment may be reduced, increased or terminated from time to time pursuant to the Combined Loan Documents and, if any such commitments are no longer in effect under any Combined Credit Agreement, the aggregate unpaid principal amount of the outstanding loans for which the applicable commitment is no longer in effect under such Combined Credit Agreement. The initial amount of each Combined Lender’s Commitment is set forth on Schedule 2.1 to the applicable Combined Credit Agreement, or in a Assignment and Acceptance (as defined in this Agreement and the U.S. Credit Agreement) or in a Substitution Certificate (as defined in the Australian Credit Agreement) pursuant to which such Combined Lender shall have assumed its Combined Commitment, as applicable, or in an applicable Notice of Commitment Increase. The initial aggregate amount of the Combined Lenders’ Combined Commitments is $2,300,000,000.

“Combined Credit Agreements” means this Agreement, the Australian Credit Agreement and the U.S. Credit Agreement.

“Combined Lenders” means the Lenders hereunder, the Australian Lenders and the U.S. Lenders.

“Combined Loan Documents” means the Loan Documents, the Australian Loan Documents and the U.S. Loan Documents.

“Combined Loans” means the loans made by the Combined Lenders to Borrower, U.S. Borrower and Australian Borrower pursuant to the Combined Loan Documents.

“Combined Required Lenders” means Combined Lenders having in the aggregate 51% of the aggregate total Combined Commitments under the Combined Loan Documents.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, (b) reduced or increased from time to time pursuant to Section 2.7 or pursuant to assignments by or to such Lender pursuant to Section 10.4, (c) increased from time to time pursuant to Section 2.23, and (d) terminated pursuant to Sections 4.1, 8.2 or 8.3. The amount of the Commitment represents such Lender’s maximum Credit Exposure hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, or in an applicable Notice of Commitment Increase. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.

“Commitment Increase” has the meaning set forth in Section 2.23(a).

“Commitment Increase Effective Date” has the meaning set forth in Section 2.23(b).

“Consolidated Assets” means the total assets of the Parent and its subsidiaries which would be shown as assets on a consolidated balance sheet of Parent and its subsidiaries prepared in accordance with GAAP.

“Consolidated Tangible Net Worth” means (i) the consolidated shareholder’s equity of Parent and its Subsidiaries (determined in accordance with GAAP), less (ii) the amount of consolidated intangible assets of Parent and its Subsidiaries, plus (iii) the aggregate amount of any non-cash write downs, on a consolidated basis, by Parent and its Subsidiaries during the term hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Credit Party” means the Global Administrative Agent, the Canadian Administrative Agent or any Lender.

“Debt” of any Person means indebtedness, including capital leases, shown as debt on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Declining Lenders” is defined in Section 2.7(c).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, as reasonably determined by the Global Administrative Agent in consultation with Borrower, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Global Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Global Administrative Agent, acting in good faith, to confirm in a manner reasonably satisfactory to the Global Administrative Agent that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon (i) the Global Administrative Agent’s receipt of such confirmation, and (ii) compliance in full by such Lender with its funding obligations under this Agreement as of the date of such certification (subject to any exception to funding set forth in clause (a) above), or (d) has become the subject of a Bankruptcy Event.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all applicable federal, state, provincial, territorial or local statutes, laws, ordinances, codes, rules, regulations, decrees, judgments, injunctions, legally binding notices or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters relating to the exposure of Hazardous Material (including, for example and without limitation, the Environmental Protection and Enhancement Act (Alberta) and the Canadian Environmental Protection Act).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Margin” means, for any day, the applicable rate per annum set forth below under the caption “Eurodollar Margin”, in either case, based upon the Applicable Rating Level, applicable on such date:

Applicable Rating Level	Eurodollar Margin (in basis points)
Level I	69.0 bps
Level II	79.5 bps
Level III	90.0 bps
Level IV	97.5 bps
Level V	105.0 bps

Each change in the Eurodollar Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the Eurodollar Margin will occur automatically without prior notice.

“Event of Default” is defined in Article VIII.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income, capital or franchise Taxes imposed on (or measured by) its net income or capital, in each case, (i) by the federal, or any provincial or territorial, government of Canada (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) as the result of any present or former connection between such recipient and the jurisdiction imposing such Tax other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document, (b) any branch profits Taxes imposed by the federal, or any provincial or territorial, government of Canada, the United States or any of its political subdivisions, or any similar Tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.19(b)), any withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.17(a).

“Existing Credit Facilities” means (a) (i) that certain Credit Agreement [U.S. Credit Agreement] dated as of May 12, 2005, among U.S. Borrower and the lenders and agents party thereto; (ii) that certain Credit Agreement [Canadian Credit Agreement] dated as of May 12, 2005, among Apache Canada and the lenders and agents party thereto; and (iii) that certain Credit Agreement [Australian Credit Agreement] dated as of May 12, 2005, among Apache Energy Limited and the lenders and agents party thereto, and (b) that certain Amended and Restated Credit Agreement dated as of May 9, 2006, among U.S. Borrower and the lenders and agents party thereto.

“Facility Fee” is defined in Section 2.12(a).

“Facility Fee Rate” means, for any day, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, based upon the Applicable Rating Level applicable on such date:

Applicable Rating Level:	Facility Fee Rate
Level I	6.0 bps
Level II	8.0 bps
Level III	10.0 bps
Level IV	15.0 bps
Level V	20.0 bps

Each change in the Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the Facility Fee Rate will occur automatically without prior notice.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Global Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch, Inc. and any affiliate or successor thereto that is a nationally recognized rating agency in the United States.

“Foreign Lender” means any Lender that is a non-resident of Canada for purposes of the Income Tax Act (Canada). For purposes of this definition, Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent financial statements of Parent, Borrower and their Subsidiaries delivered to the Lenders pursuant to the Combined Loan Documents.

“Global Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as global administrative agent for the Combined Lenders, and its successors.

“Global Documentation Agents” means The Royal Bank of Scotland plc and Royal Bank of Canada, each in its capacity as documentation agent for the Lenders hereunder.

“Global Effective Date” means a date agreed upon by Parent, Borrower, the Canadian Administrative Agent and the Global Administrative Agent as the date on which the conditions specified in Section 4.1 of each Combined Credit Agreement are satisfied (or waived in accordance with Section 10.2 of each Combined Credit Agreement).

“Global Effectiveness Notice” means a notice and certificate of Parent and Borrower properly executed by an Authorized Officer of Parent and Borrower, respectively, addressed to the Combined Lenders and delivered to the Global Administrative Agent and the Canadian Administrative Agent, in sufficient number of counterparts to provide one for each such lender and each agent under each Combined Credit Agreement, whereby Parent certifies satisfaction of all the conditions precedent to the effectiveness under Section 4.1 of each Combined Credit Agreement.

“Global Syndication Agents” means Bank of America, N.A. and Citibank, N.A., each in its capacity as syndication agent for the Lenders hereunder.

“Governmental Authority” means the governments of Canada and the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” means that certain Guaranty, dated as of June 4, 2012, by Parent in favor of the Lenders and the other Lender Parties (as defined therein), in substantially the form of Exhibit F or any other form approved by the Global Administrative Agent and the Canadian Administrative Agent, as such Guaranty may from time to time be amended, supplemented, restated, reaffirmed or otherwise modified.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

“Highest Lawful Rate” is defined in Section 10.12.

“Indebtedness” of any Person means all (i) Debt, and (ii) guaranties or other contingent obligations in respect of the Debt of any other Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of Parent that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.8, in substantially the form of Exhibit E or any other form approved by the Global Administrative Agent and the Canadian Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means the period commencing on the date of any Eurodollar Borrowing and ending on the numerically corresponding day, or, with the consent of the Canadian Administrative Agent, such other day, in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, in each case, as Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” is defined in Section 2.20(b).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means (a) the rate of interest per annum, expressed on the basis of a year of 360 days, determined by the Canadian Administrative Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be selected by the Canadian Administrative Agent) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (b) if the rates referenced in the preceding subsection (a) are not available, the rate per annum determined by the Canadian Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by the Canadian Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such LIBO Rate Loan as would be offered by the Canadian Administrative Agent’s London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or security interest of any kind, granted or created to secure Indebtedness; provided, however, that, with respect to any prohibitions of Liens on Property, the following transactions shall not be deemed to create a Lien to secure Indebtedness; (i) production payments and (ii) liens required by statute and created in favor of Canadian governmental entities to secure partial, progress, advance, or other payments intended to be used primarily in connection with air or water pollution control.

“Loan” means any loan made by the Lenders to Borrower pursuant to this Agreement.

“Loan Document” means this Agreement, the Guaranty, any Borrowing Request, any Interest Election Request, any Certificate of Extension, any Assignment and Acceptance, any Additional Borrower Counterpart, any Additional Borrower Termination Notice, any Notice of Commitment Increase, any election notice, the agreement with respect to fees described in Section 2.12(b), and each other agreement, document or instrument delivered by Borrower or any other Person in connection with this Agreement, as such may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means, as to any matter, that such matter could reasonably be expected to materially and adversely affect the assets, business, properties, condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole. No matter shall be considered to result, or be expected to result, in a Material Adverse Effect unless such matter causes Parent and its Subsidiaries, on a consolidated basis, to suffer a loss or incur a cost equal to at least ten percent (10%) of Parent’s Consolidated Tangible Net Worth.

“Maturity Date” means the earliest of:

(a) the Original Maturity Date, or such other later date as may result from any extension requested by Borrower and Parent and consented to by some or all of the Lenders pursuant to Section 2.7.

(b) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.9; and

(c) the date on which the Commitments otherwise are terminated in full and reduced to zero pursuant to the terms of Section 4.1, Section 8.2 or Section 8.3.

Upon the occurrence of any event described in clause (b) or (c), the Commitments shall terminate automatically and without any further action.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency in the United States.

“New Funds Amount” means the amount equal to the product of a CI Lender’s increased Commitment or a CI Lender’s new Commitment (as applicable) represented as a percentage of the aggregate Commitments after giving effect to the Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date).

“Non-Defaulting Lender” is defined in Section 2.18(f).

“Notice of Commitment Increase” means a notice from the CI Lender in accordance with Section 2.23, in substantially the form of Exhibit I.

“Obligations” means, at any time, the sum of (i) the outstanding principal amount of any Loans plus (ii) all accrued and unpaid interest and Facility Fees and other fees due pursuant to Section 2.12 plus (iii) all other obligations of Borrower or any Subsidiary to any Lender or any Agent, whether or not contingent, arising under or in connection with any of the Loan Documents.

“Original Maturity Date” means June 4, 2017.

“Other Currency” is defined in Section 2.20(a).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means Apache Corporation, a corporation organized under the laws of the State of Delaware.

“Participant Register” is defined in Section 10.4(g).

“Participants” is defined in Section 10.4(e).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, joint venture, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Property” means (i) any property owned or leased by Borrower or any Subsidiary, or any interest of Borrower or any Subsidiary in property, which is considered by Borrower to be capable of producing oil, gas, or minerals in commercial quantities, (ii) any interest of Borrower or any Subsidiary in any refinery, processing or manufacturing plant owned or leased by Borrower or any manufacturing plant owned or leased by Borrower or any Subsidiary, (iii) any interest of Borrower or any Subsidiary in all present and future oil, gas, other liquid and gaseous hydrocarbons, and other minerals now or hereafter produced from any other Property or to which Borrower or any Subsidiary may be entitled as a result of its ownership of any Property, and (iv) all real and personal assets owned or leased by Borrower or any Subsidiary used in the drilling, gathering, processing, transportation, or marketing of any oil, gas, and other hydrocarbons or minerals, except (a) any such real or personal assets related thereto employed in transportation, distribution or marketing or (b) any interest of Borrower or any Subsidiary in, any refinery, processing or manufacturing plant, or portion thereof, which property described in clauses (a) or (b), in the opinion of the board of directors of Borrower, is not a principal plant or principal facility in relation to the activities of Borrower and its Subsidiaries taken as a whole.

“Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to the Commitment Increase that does not increase its respective Commitment as a result of the Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase.

“Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of a Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).

“Register” is defined in Section 10.4.

“Regulation U” means any of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States from time to time in effect and shall include any successor or other regulations or official interpretations of said Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System or any successor Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Lenders” is defined in Section 2.7(c)(ii).

“Required Lenders” means Lenders having in the aggregate 51% of the aggregate total Commitments, or, if the Commitments have been terminated, Lenders holding 51% of the aggregate unpaid principal amount of the outstanding Obligations.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as amended from time to time.

“Restricted Subsidiary” means any Subsidiary of Borrower or Parent that owns any asset representing or consisting of an entitlement to production from, or other interest in, reserves of oil, gas or other minerals in place located in the United States or Canada, including, without limitation, with respect to the Parent, the Borrower, or is otherwise designated as such by Parent in writing to the Global Administrative Agent.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other similar entity of which more than 50% of the outstanding capital stock (or other equity) having ordinary voting power to elect a majority of the board of directors, managers or similar governing body or management of such corporation, partnership, limited liability company or entity (irrespective of whether or not at the time capital stock (or other equity) or any other class or classes of equity of such corporation, partnership, limited liability company or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person.

“Subsidiary” means any subsidiary of Borrower or Parent; provided, however, that in all events the following Persons shall not be deemed to be Subsidiaries of the Parent or any of its Subsidiaries: Apache Offshore Investment Partnership, a Delaware general partnership, Apache Offshore Petroleum Limited Partnership, a Delaware limited partnership, Main Pass 151 Pipeline Company, a Texas general partnership, and Apache 681/682 Joint Venture, a Texas joint venture.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate (a Eurodollar Loan) or the Alternate Base Rate.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Unrestricted Subsidiary” means any Subsidiary of Borrower that is not a Restricted Subsidiary.

“U.S. Base Rate” means the rate of interest per annum announced from time to time by the Canadian Administrative Agent as the reference rate used by it for determining interest rates charged on U.S. Dollar commercial loans made in Canada; each change in the U.S. Base Rate shall be effective from and including the date such change is announced as being effective.

“U.S. Borrower” means Apache Corporation, a Delaware corporation, and each other Person that becomes a borrower under the U.S. Credit Agreement.

“U.S. Credit Agreement” means that certain Credit Agreement of even date herewith among the U.S. Borrower, the U.S. Lenders, the Global Administrative Agent, and the other agents party thereto, as it may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“U.S. Lenders” means the financial institutions listed on the signature pages of the U.S. Credit Agreement and their respective successors and assigns.

“U.S. Loan Documents” means the U.S. Credit Agreement, any notes, any assignment agreements, and the agreement with respect to fees, together with all exhibits, schedules and attachments thereto, and all other agreements, documents, certificates, financing statements and instruments from time to time executed and delivered pursuant to or in connection with any of the foregoing.

“USA Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

Section 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Canadian Administrative Agent and the Global Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Canadian Administrative Agent and the Global Administrative Agent notify Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

Section 2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in U.S. Dollars to Borrower from time to time during the Availability Period in an aggregate principal amount up to, but not to exceed, the amount of such Lender’s Commitment, provided that such Loans will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the total Commitments. Subject to the conditions set forth herein, Borrower may borrow, prepay and reborrow Loans. Apache Canada shall be jointly and severally liable for all Obligations. Any Additional Borrower shall be severally liable for all Obligations which it incurs as further set forth in Section 10.13.

Section 2.2. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (including any continuation or conversion of existing Loans made in connection therewith). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (including any continuation or conversion of existing Loans made in connection therewith); provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3. Requests for Borrowings. To request a Borrowing, Borrower shall notify the Canadian Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Toronto time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m, Toronto time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Canadian Administrative Agent of a written Borrowing Request in a form approved by the Canadian Administrative Agent and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Canadian Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4. [Intentionally omitted].

Section 2.5. [Intentionally omitted].

Section 2.6. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Toronto time, to the account of the Canadian Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Canadian Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower designated by Borrower from time to time in a written notice to the Canadian Administrative Agent executed by (i) two Authorized Officers of Apache Canada and (ii) with respect to a Loan to an Additional Borrower, two Authorized Officers of such Additional Borrower.

(b) Unless the Canadian Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Canadian Administrative Agent such Lender’s share of such Borrowing, the Canadian Administrative Agent may assume that such Lender has made such share available on the requested date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Canadian Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Canadian Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Canadian Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate or a rate determined by the Canadian Administrative Agent in accordance with banking industry rules in Canada on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to Loans made in such Borrowing. If such Lender pays such amount to the Canadian Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.7. Extension of Maturity Date and of Commitments.

(a) Subject to the other provisions of this Agreement and provided that no Event of Default has occurred and is continuing, the total Commitments shall be effective for an initial period from the Global Effective Date to the Original Maturity Date; provided that the applicable Maturity Date, and concomitantly the total Commitments, may be extended (but not more than twice during the life of this Agreement) for successive one year periods expiring on the date which is one year from the then scheduled Maturity Date. If Parent and Borrower shall request in a Certificate of Extension delivered to the Canadian Administrative Agent and the Global Administrative Agent at least 45 days but not more than 90 days prior to a date which is an anniversary of the Global Effective Date that the Maturity Date be extended for one year from the then scheduled Maturity Date, then the Canadian Administrative Agent shall promptly notify each Lender of such request and each Lender shall notify the Canadian Administrative Agent, no later than 30 days prior to such anniversary of the Global Effective Date, whether such Lender, in the exercise of its sole discretion, will extend the Maturity Date for such one year period. Any Lender which shall not timely notify the Canadian Administrative Agent whether it will extend the Maturity Date shall be deemed to not have agreed to extend the Maturity Date. No Lender shall have any obligation whatsoever to agree to extend the Maturity Date. Any agreement to extend the Maturity Date by any Lender shall be irrevocable, except as provided in Section 2.7(c).

(b) If all Lenders notify the Canadian Administrative Agent pursuant to Section 2.7(a) of their agreement to extend the Maturity Date, then the Canadian Administrative Agent shall so notify the Global Administrative Agent, each Lender and Borrower, and such extension shall be effective without other or further action by any party hereto for such additional one year period.

(c) If Lenders constituting at least the Required Lenders approve the extension of the then scheduled Maturity Date (such Lenders agreeing to extend the Maturity Date herein called the “Accepting Lenders”) and if one or more Lenders shall notify, or be deemed to notify, the Canadian Administrative Agent pursuant to Section 2.7(a) that they will not extend the then scheduled Maturity Date (such Lenders herein called the “Declining Lenders”), then (A) the Canadian Administrative Agent shall promptly so notify Borrower and the Accepting Lenders, (B) the Accepting Lenders shall, upon Borrower’s election to extend the then scheduled Maturity Date in accordance with clause (i) or (ii) below, extend the then scheduled Maturity Date and (C) Borrower shall, pursuant to a notice delivered to the Canadian Administrative Agent, the Accepting Lenders and the Declining Lenders, no later than the tenth (10th) day following the date by which each Lender is required, pursuant to Section 2.7(a), to approve or disapprove the requested extension of the total Commitments, either:

(i) elect to extend the Maturity Date and direct the Declining Lenders to terminate their Commitments, which termination shall become effective on the date which would have been the Maturity Date except for the operation of this Section. On the date which would have been the Maturity Date except for the operation of this Section, (x) Borrower shall deliver a notice of the effectiveness of such termination to the Declining Lenders with a copy to the Canadian Administrative Agent and (y) Borrower shall pay in full in immediately available funds all Obligations of Borrower owing to the Declining Lenders, including any amounts required pursuant to Section 2.16, and (z) upon the occurrence of the events set forth in clauses (x) and (y), the Declining Lenders shall each cease to be a Lender hereunder for all purposes, other than for purposes of Sections 2.15 through 2.18, Section 2.20 and Section 10.3, and shall cease to have any obligations or any Commitment hereunder, other than to the Agents pursuant to Article IX, and the Canadian Administrative Agent shall promptly notify the Accepting Lenders and Borrower of the new Commitments; or

(ii) elect to extend the Maturity Date and, prior to or no later than the then scheduled Maturity Date, (A) to replace one or more of the Declining Lenders with another lender or lenders reasonably acceptable to the Canadian Administrative Agent (such lenders herein called the “Replacement Lenders”) and (B) Borrower shall pay in full in immediately available funds all Obligations of Borrower owing to any Declining Lenders which are not being replaced, as provided in clause (i) above; provided that (x) any Replacement Lender shall purchase, and any Declining Lender shall sell, such Declining Lender’s rights and obligations hereunder without recourse or expense to, or warranty by, such Declining Lender being replaced for a purchase price equal to the aggregate outstanding principal amount of the Obligations payable to such Declining Lender plus any accrued but unpaid interest on such Obligations and accrued but unpaid fees or other amounts owing in respect of such Declining Lender’s Loans and Commitments hereunder, including compensation for any break funding, to the extent required by Section 2.16, and (y) upon the payment of such amounts referred to in clause (x) and the execution of an Assignment and Acceptance by such Replacement Lender and such Declining Lender, such Replacement Lender shall constitute a Lender hereunder and such Declining Lender being so replaced shall no longer constitute a Lender (other than for purposes of Sections 2.15 through 2.18, Section 2.20 and Section 10.3), and shall no longer have any obligations hereunder, other than to the Agents pursuant to Article IX; or

(iii) elect to revoke and cancel the extension request in such Certificate of Extension by giving notice of such revocation and cancellation to the Canadian Administrative Agent and the Global Administrative Agent (which shall promptly notify the Lenders thereof) no later than the tenth (10th) day following the date by which each Lender is required, pursuant to Section 2.7(a), to approve or disapprove the requested extension of the Maturity Date, and concomitantly the total Commitments.

If Borrower fails to timely provide the election notice referred to in this Section 2.7(c), Borrower shall be deemed to have revoked and cancelled the extension request in the Certificate of Extension and to have elected not to extend the Maturity Date.

Section 2.8. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or an ABR Borrowing if no Type is specified) and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or one month if no Interest Period is specified). Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may, subject to the requirements of Section 2.2(c), elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, Borrower shall notify the Canadian Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Canadian Administrative Agent of a written Interest Election Request signed by Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Canadian Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Canadian Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid and provided the Indebtedness has not been accelerated pursuant to Section 8.3, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.9. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Credit Exposures would exceed the total Commitments.

(c) Borrower shall notify the Canadian Administrative Agent of any election to terminate or reduce the Commitments under Section 2.9(b) at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Canadian Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Canadian Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date or, if earlier, the date on which the Commitment of such Lender relating to such Loan is terminated (except for termination of the Commitment of the assigning Lender pursuant to Section 10.4(b)).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Canadian Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Canadian Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.10(b) or Section 2.10(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Canadian Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns and in a form approved by the Canadian Administrative Agent and the Global Administrative Agent). Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans.

(a) Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) Borrower shall notify the Canadian Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Toronto time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Toronto time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice, the Canadian Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and compensation for break funding, to the extent required by Section 2.16.

Section 2.12. Fees.

(a) Borrower agrees to pay to the Canadian Administrative Agent for the account of each Lender on a pro rata basis (based on Commitments) a facility fee (the “Facility Fee”), which Facility Fee shall accrue at the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Global Effective Date to but excluding the Maturity Date; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued Facility Fees shall be payable in arrears on the first day of April, July and October and the second day of January of each year, as applicable, and on the Maturity Date, commencing on the first such date to occur after the Global Effective Date; provided that any Facility Fees accruing as of the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Borrower agrees to pay to the Canadian Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the Canadian Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Canadian Administrative Agent for distribution, in the case of Facility Fees, to the Lenders. Any and all fees paid shall not be refundable under any circumstances.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest on the daily amount outstanding at the Alternate Base Rate plus the Base Rate Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest on the daily amount outstanding at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Eurodollar Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.13(a).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any

Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, and (iv) with respect to any Declining Lender, accrued interest shall be paid upon the termination of the Commitment of such Lender.

(e) Subject to Section 10.12, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Canadian Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Interest Act Waiver. To the extent permitted by applicable law, any provision of the Interest Act (Canada) or the Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by Borrower.

(g) Nominal Rate. The theory of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Agreement, acceptance or other evidence of indebtedness or in any other Loan Document now or hereafter taken by any Agent or any Lender for the obligations of Borrower under this Agreement, or any other instrument referred to herein, and all interest and fees payable by Borrower to the Lenders, shall accrue from day to day, computed as described herein in accordance with the “nominal rate” method of interest calculation.

(h) Interest Act. Where, in this Agreement, a rate of interest or fees is to be calculated on the basis of a 360-day year, such per annum rate is, for the purpose of the Interest Act (Canada), equivalent to the said rate (i) multiplied by the actual number of days in the one year period beginning on the first day of the period of calculation and (ii) divided by 360.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Canadian Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Canadian Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) the Canadian Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the interbank dollar market generally, deposits in dollars in the London interbank dollar market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Loan requested by Borrower, then the Canadian Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Canadian Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing, such Borrowing shall be made as a Eurodollar Loan having the shortest Interest Period which is not unavailable under Section 2.14(a) through Section 2.14(c), and if no Interest Period is available, as an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Eurodollar Loan having the shortest Interest Period which is not unavailable under Section 2.14(a) through Section 2.14(c), and if no Interest Period is available, as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (together with the calculation thereof) shall be delivered to Borrower and shall be conclusive absent demonstrable error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to either Section 2.7 or Section 2.19 then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive, together with the calculation thereof, pursuant to this Section shall be delivered to Borrower and to the Canadian Administrative Agent and shall be conclusive absent demonstrable error. Borrower shall pay to the Canadian Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction or withholding for Taxes; provided that if Borrower shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) Borrower shall make such deduction or withholding, (ii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax or Other Tax, the sum payable by Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Canadian Administrative Agent, the Global Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Borrower shall pay the Canadian Administrative Agent, the Global Administrative Agent and each Lender, within 10 days after written demand therefor, the full amount of any Indemnified Taxes or Other Taxes paid by the Canadian Administrative Agent, the Global Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties or interest arising through the failure of the Canadian Administrative Agent, the Global Administrative Agent or Lender to act as a reasonably prudent agent or lender, respectively), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by either the Canadian Administrative Agent or the Global Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d) As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to the Canadian Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Canadian Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Canadian Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Borrower shall make each payment required to be made by it to the Canadian Administrative Agent hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. All such payments shall be made to the Canadian Administrative Agent, 4th Floor, 20 King Street West, Toronto, Ontario, M5H 1C4, attention: Manager, Agency Services Group, telephone (416) 842-3901, facsimile: (416) 842-4023, except that payments pursuant to Sections 2.15, 2.17 and 10.3 shall be made directly to the Persons entitled thereto. The Canadian Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Canadian Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. If insufficient funds are received due to Borrower’s entitlement to withhold amounts on account of Excluded Taxes in relation to a particular Lender, such insufficiency shall not be subject to this Section 2.18(b) but shall be withheld from and shall only affect payments made to such Lender.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent (x) Borrower may effectively do so under applicable law, and (y) any Lender may effectively do so pursuant to Section 10.8, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Unless the Canadian Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Canadian Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Canadian Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Canadian Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Canadian Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Canadian Administrative Agent in accordance with banking industry rules in Canada on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.18(d), then the Canadian Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Canadian Administrative Agent for the account of such Lender for the benefit of the Canadian Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Canadian Administrative Agent in its reasonable discretion.

(f) Notwithstanding the foregoing or anything to the contrary contained herein, if any Defaulting Lender shall have failed to fund a Loan forming any portion of a Borrowing (each such Loan, an “Affected Loan”), (i) each payment by Borrower on account of the interest on such Borrowing shall be distributed to each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of such Borrowing owing to all Non-Defaulting Lenders, and (ii) each prepayment of a Borrowing by Borrower pursuant to Section 2.11 shall be distributed (x) to each Non-Defaulting Lender pro rata based on the outstanding principal amount of such Borrowing owing to all Non-Defaulting Lenders, until the principal amount of such Borrowing (other than the Affected Loans) has been repaid in full and (y) to the extent of any remaining amount of such prepayment relating to such Borrowing, to each Lender which has amounts outstanding with respect to such Borrowing pro rata in accordance with such Lender’s Applicable Percentage.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender is a Defaulting Lender hereunder, then Borrower may upon notice to such Lender and the Canadian Administrative Agent and the Global Administrative Agent, require such Lender to assign and delegate, without recourse or expense to, or warranty by, such Lender (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee designated by Borrower and which meets the requirements of Section 10.4(b) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Canadian Administrative Agent and the Global Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (iii) the assignee and assignor shall have entered into an Assignment and Acceptance, and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

Section 2.20. Currency Conversion and Currency Indemnity.

(a) Payments in Agreed Currency. Borrower shall make payment relative to any Obligation in the currency (the “Agreed Currency”) in which the Obligation was effected. If any payment is received on account of any Obligation in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any security or the liquidation of Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of Borrower hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.

(b) Conversion of Agreed Currency into Judgment Currency. If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the next Business Day following the date such judgment is given and in any event Borrower shall be obligated to pay the Agents and the Lenders any deficiency in accordance with Section 2.20(c). For the foregoing purposes “rate of exchange” means the rate at which the relevant Lender or Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.

(c) Circumstances Giving Rise to Indemnity. If (i) any Lender or any Agent receives any payment or payments on account of the liability of Borrower hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender or Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such obligations immediately prior to such judgment or order, then Borrower on demand shall, and Borrower hereby agrees to, indemnify and save the Lenders and the Agents harmless from and against any loss, cost or expense arising out of or in connection with such deficiency.

(d) Indemnity Separate Obligation. The agreement of indemnity provided for in Section 2.20(c) shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders or Agents or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12.

(b) The Commitment and Credit Exposure of such Defaulting Lender shall not be included (in either the calculation of aggregate Commitments, outstanding Obligations or otherwise) in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender as a Lender affected thereby pursuant to Section 10.2(b).

(c) Borrower may elect to replace any Defaulting Lender in accordance with the provisions of Section 2.19(b).

Section 2.22. Additional Borrowers.

(a) A Person which is a Subsidiary which is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and which is domiciled in Canada may become an Additional Borrower with respect hereto, and shall be bound by and entitled to the benefits and obligations of this Agreement as a Borrower hereunder to the same extent as any other Additional Borrower, upon the fulfillment of the following conditions:

(i) Resolutions and Officers’ Certificates. Such Person shall deliver all the items identified in Section 4.1(a) with respect to such Person.

(ii) Certificate. An Authorized Officer of each Borrower shall have delivered to the Global Administrative Agent and the Canadian Administrative Agent a certificate stating that such Person is a Subsidiary of the Parent which is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and which is domiciled in Canada.

(iii) No Default. No Default or Event of Default shall have occurred and be continuing.

(iv) Representations and Warranties. The representations and warranties in Article III hereto are true and correct with respect to such Person, mutatis mutandis, as of the date such Person executes the Additional Borrower Counterpart described in Section 2.22(a)(v) below.

(v) Additional Borrower Counterpart. Such Person shall execute an Additional Borrower Counterpart to this Agreement, substantially in the form of Exhibit G (the “Additional Borrower Counterpart”) or such other agreement in form and substance satisfactory to the Global Administrative Agent and the Canadian Administrative Agent.

(vi) Opinions of Counsel. The Global Administrative Agent and the Canadian Administrative Agent shall have received legal opinions, dated as of the date such Person executes the Additional Borrower Counterpart described above, addressed to the Agents and the Lenders, having substantially the same coverage as those opinions attached hereto as Exhibits A and B and in form and substance acceptable to the Global Administrative Agent and the Canadian Administrative Agent, in their reasonable discretion.

(vii) Approval. The Global Administrative Agent and the Canadian Administrative Agent shall have approved the addition of such Person as an Additional Borrower, such approval not to be unreasonably withheld.

(viii) Identification Requirements. Such Person shall provide such evidence as is reasonably requested by either Global Administrative Agent or the Canadian Administrative Agent, on behalf of itself or any Lender, or by any Lender to comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(ix) Notice. The Global Administrative Agent, the Canadian Administrative Agent and each Lender shall have received prior written notice from an Authorized Officer of Apache Canada of an Additional Borrower becoming party to this Agreement at least five (5) Business Days prior to the date selected for such Additional Borrower to become party to this Agreement.

(b) Upon fulfillment of the conditions in this Section 2.22(a), the Global Administrative Agent will promptly notify each Lender of the date that such Person becomes an Additional Borrower hereunder.

(c) In the event that any Additional Borrower determines that it no longer desires to be a Borrower under this Agreement and so long as no Event of Default has occurred and is continuing, such Additional Borrower shall deliver to the Global Administrative Agent and the Canadian Administrative Agent an Additional Borrower Termination Notice, substantially in the form of Exhibit H (the “Additional Borrower Termination Notice”), executed by such Additional Borrower and Apache Canada. Within five (5) Business Days following receipt of the Global Administrative Agent’s and Canadian Administrative Agent’s consent to the removal of such Additional Borrower, which consent shall not be unreasonably withheld or delayed, such Additional Borrower shall pay to the Canadian Administrative Agent for the account of each Lender the full amount of any outstanding Loan made to such Additional Borrower in accordance with the prepayment provisions of Section 2.11. Upon receipt by the Canadian Administrative Agent of all amounts due from such Additional Borrower, the Global Administrative Agent and the Canadian Administrative Agent shall acknowledge the removal of such Additional Borrower, and the termination of any obligations of such Additional Borrower under this Agreement, by delivering their countersignatures to the applicable Additional Borrower Termination Notice, following which delivery, such Additional Borrower shall cease to be a Borrower under this Agreement.

Section 2.23. Increase in Commitments.

(a) Subject to the terms and conditions set forth herein, the Borrower shall have the right to cause from time to time an increase in the Commitments of the Lenders by up to $150,000,000 in the aggregate (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Lenders hereunder and that are consented to by the Global Administrative Agent and the Canadian Administrative Agent (which consent shall not be unreasonably withheld or delayed) or by allowing one or more existing Lenders to increase their respective Commitments (each a “CI Lender”); provided, however, that (i) at the time of the Commitment Increase, no Event of Default shall have occurred which is continuing, (ii) no such Commitment Increase shall cause the total amount of the Commitments to exceed U.S.$450,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion), (iv) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs in connection with the reallocation of such outstanding Loans, and (v) each CI Lender shall execute a Notice of Commitment Increase and deliver such executed notice to the Canadian Administrative Agent.

(b) Any Commitment Increase must be requested by written notice from the Borrower to the Global Administrative Agent and the Canadian Administrative Agent (a “Notice of Commitment Increase”) in the form of Exhibit I attached hereto. Once the Notice of Commitment Increase is fully-executed, such notice and such Commitment Increase shall be effective on the proposed effective date set forth in such notice (not less than five (5) Business Days after receipt by the Global Administrative Agent and the Canadian Administrative Agent) or on another date agreed to by the Global Administrative Agent, the Canadian Administrative Agent and the Borrower (such date referred to as the “Commitment Increase Effective Date”).

(c) On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Canadian Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) the Canadian Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.10, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iii) the Borrower shall be responsible to pay to each Lender any breakage fees or costs in connection with the reallocation of any outstanding Loans.

(d) Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Global Administrative Agent and the Canadian Administrative Agent shall record in its records the CI Lender’s information as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire in form satisfactory to the Global Administrative Agent and the Canadian Administrative Agent that shall be executed and delivered by each CI Lender to the Global Administrative Agent and the Canadian Administrative Agent on or before the Commitment Increase Effective Date, (ii) Schedule 2.1 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Canadian Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.1, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Agents to enter into this Agreement and the Lenders to make Loans hereunder, Borrower represents and warrants unto the Agents and each Lender as set forth in this Article III.

Section 3.1. Organization. Borrower and each of its Subsidiaries is a corporation or other legal entity, in either case duly incorporated or otherwise properly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority, permits and approvals, and is in good standing to conduct its business in each jurisdiction in which its business is conducted where the failure to so qualify would have a Material Adverse Effect.

Section 3.2. Authorization and Validity. The execution, delivery and performance by Borrower of this Agreement and each other Loan Document executed or to be executed by it, are within Borrower’s corporate, limited liability company, partnership or other similar powers, as applicable, have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on behalf of it, and do not (a) contravene Borrower’s articles of incorporation or other organizational documents, as the case may be; (b) contravene any material contractual restriction, law or governmental regulation or court decree or order binding on or affecting Borrower or any Subsidiary; or (c) result in, or require the creation or imposition of, any Lien, not permitted by Section 7.1, on any of Borrower’s or any Subsidiary’s properties. This Agreement constitutes, and each other Loan Document executed by Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor rights generally and to general principles of equity.

Section 3.3. Government Approval and Regulation. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrower of this Agreement or any other Loan Document. Neither Parent or Borrower nor any of their Subsidiaries is an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.4. Unfunded Pension Liabilities. The unfunded pension or similar liabilities of Parent, Borrower and their Subsidiaries do not in the aggregate exceed $150,000,000.

Section 3.5. Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, Regulation U. Terms for which meanings are provided in Regulations U are used in this Section with such meanings.

Section 3.6. Taxes. Borrower and each of its Subsidiaries has to the best knowledge of Borrower after due investigation filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or which the failure to file or pay could not reasonably be expected to have a Material Adverse Effect.

Section 3.7. Subsidiaries; Restricted Subsidiaries. Schedule 3.7 hereto contains an accurate list of all of the presently existing Subsidiaries, including, without limitation, Restricted Subsidiaries of Borrower as of the date of this Agreement, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock or, the revenue share attributable to the general and limited partnership interests, as the case may be, owned by Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries which are corporations have been duly authorized and issued and are fully paid and non-assessable.

Section 3.8. No Default or Event of Default. As of the Global Effective Date, no Default or Event of Default exits.

ARTICLE IV

CONDITIONS

Section 4.1. Effectiveness. This Agreement shall become effective upon the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1.

(a) Resolutions and Officers Certificates. The Canadian Administrative Agent and the Global Administrative Agent shall have received from Borrower a certificate, dated the Global Effective Date, of the Secretary or Assistant Secretary of Borrower as to (i) resolutions of its governing board, then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it; (ii) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document executed by it; and (iii) its articles of incorporation and bylaws; upon which certificates each Lender may conclusively rely until it shall have received a further certificate of an authorized officer of Borrower canceling or amending such prior certificate.

(b) Existing Facilities. The Canadian Administrative Agent and the Global Administrative Agent shall have received a certificate, signed by an Authorized Officer of Parent and Borrower, stating that either (i) Parent or its Subsidiaries have repaid in full and terminated the Existing Credit Facilities concurrently with the effectiveness of the Combined Credit Agreements or (ii) the Existing Credit Facilities have been terminated in full prior to the effectiveness of the Combined Credit Agreements .

(c) Opinions of Counsel. The Global Administrative Agent shall have received opinions, dated the Global Effective Date, addressed to the Canadian Administrative Agent and the Global Administrative Agent, the other Agents and all Lenders, from (i) Bennett Jones LLP, counsel to Borrower, in substantially the form attached hereto as Exhibit A, and (ii) Thompson & Knight LLP, U.S. counsel to Borrower, in substantially the form attached hereto as Exhibit B.

(d) Closing Fees and Expenses. The Canadian Administrative Agent shall have received for its own account, or for the account of each Lender and other Agent, as the case may be, all fees, costs and expenses due and payable pursuant hereto.

(e) Financial Statements. The Canadian Administrative Agent and the Global Administrative Agent shall have received a certificate, signed by an Authorized Officer of Borrower, stating that (i) the audited consolidated financial statements of Parent and its Subsidiaries for fiscal year 2011 and (ii) the report and accompanying financial statements of Parent, Borrower and its Subsidiaries for fiscal year 2011 (collectively, the “2011 Financials”) fairly present Parent’s and Borrower’s consolidated financial condition and results of operations and that prior to the Global Effective Date no material adverse change in the condition or operations of Parent or Borrower and its Subsidiaries, taken as a whole, from that reflected in the 2011 Financials has occurred and is continuing.

(f) Environmental Warranties. In the ordinary course of its business, Borrower conducts an ongoing review of the effect of existing Environmental Laws on the business, operations and properties of Borrower and its Subsidiaries, in the course of which it attempts to identify and evaluate associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Canadian Administrative Agent and the Global Administrative Agent shall have received a certificate, signed by an Authorized Officer of Borrower, stating that after such review Borrower has reasonably concluded that existing Environmental Laws are unlikely to have a Material Adverse Effect, or that Borrower has established adequate reserves in respect of any required clean-up or other remediation.

(g) Global Effectiveness Notice. The Canadian Administrative Agent and the Global Administrative Agent shall have received the Global Effectiveness Notice.

(h) Other Combined Credit Agreements. The Canadian Administrative Agent shall have received copies of the executed (i) U.S. Credit Agreement and the other U.S. Loan Documents and (ii) Australian Credit Agreement and the other Australian Loan Documents.

(i) Guaranty. The Canadian Administrative Agent and the Global Administrative Agent shall have received an executed Guaranty for Borrower.

(j) Litigation. The Canadian Administrative Agent and the Global Administrative Agent shall have received a certificate, signed by an Authorized Officer of Parent, stating that no litigation, arbitration, governmental proceeding, Tax claim dispute or administrative or other proceeding shall be pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

(k) Other Documents. The Canadian Administrative Agent and the Global Administrative Agent shall have received such other instruments and documents as any of the Agents or their counsel may have reasonably requested.

The Canadian Administrative Agent shall notify Borrower, the other Agents and the Lenders of the Global Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., Toronto time, on June 30, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.2. All Loans. The obligation of each Lender to fund any Loan which results in an increase in the aggregate outstanding principal amount of Loans under this Agreement on the occasion of any Borrowing shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.2.

(a) Compliance with Warranties and No Default. Both before and after giving effect to any Borrowing, the following statements shall be true and correct: (1) the representations and warranties set forth in Article III shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (2) no Default or Event of Default shall have then occurred and be continuing.

(b) Borrowings. The Canadian Administrative Agent shall have received a Borrowing Request for any Borrowing.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full and unless the Required Lenders shall otherwise consent in writing, Borrower covenants and agrees with the Lenders that:

Section 5.1. Financial Reporting and Notices. Borrower will furnish, will cause to be furnished or will assist Parent in furnishing, to each Lender, the Canadian Administrative Agent and the Global Administrative Agent copies of the following financial statements, reports, notices and information:

(a) within 90 days after the end of each Fiscal Year of Borrower, a copy of the financial statements for Borrower and its Subsidiaries for such fiscal year, including therein consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such fiscal year, all prepared in accordance with GAAP in each case certified by an Authorized Officer of Borrower, such signature deemed to be a certification that such financial statements present fairly in accordance with GAAP the financial position of Borrower and its Subsidiaries;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower commencing with the fiscal quarter ending June 30, 2012, unaudited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all prepared in accordance with GAAP certified by an Authorized Officer of Borrower, such signature deemed to be a certification that such financial statements present fairly in accordance with GAAP the financial position of Borrower and its Subsidiaries;

(c) together with the financial statements described in (a) and (b) above, a compliance certificate, in substantially the form of Exhibit C or any other form approved by the Canadian Administrative Agent and the Global Administrative Agent, executed by an Authorized Officer of Parent, an Authorized Officer of Apache Canada and an Authorized Officer of any Additional Borrower;

(d) within five (5) days after the occurrence of each Default, a statement of an Authorized Officer of Parent and an Authorized Officer of Borrower setting forth details of such Default and the action which Parent and Borrower have taken and propose to take with respect thereto;

(e) promptly after the sending or filing thereof, copies of all material public filings, reports and communications from Parent or Borrower, and all reports and registration statements which Parent or Borrower or any of their Subsidiaries files with the Securities and Exchange Commission, any national securities exchange or any federal or provincial securities regulatory body in Canada; and

(f) such other information respecting the financial condition or operations of Borrower or any of its Subsidiaries as any Lender through the Canadian Administrative Agent may from time to time reasonably request.

(g) Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on its website (located on the date hereof at www.apachecorp.com) or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender, the Canadian Administrative Agent and the Global Administrative Agent have access (whether a commercial third-party website or whether sponsored by the Global Administrative Agent); provided that, Borrower shall notify the Global Administrative Agent and the Canadian Administrative Agent of the posting of any such document and the Global Administrative Agent and Canadian Administrative Agent shall in turn give the Lenders notice of such posting; and provided further that, if requested by the Global Administrative Agent or the Canadian Administrative Agent, the Compliance Certificate to be delivered under Section 5.1(c) shall also be delivered in a tangible, physical version or in .pdf format.

Section 5.2. Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders where noncompliance therewith may reasonably be expected to have a Material Adverse Effect, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.3. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep valid title to, or valid leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.1 and except for imperfections and other burdens of title thereto as do not in the aggregate materially detract from the value thereof or for the use thereof in their businesses (taken as a whole).

Section 5.4. Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies (subject to self-insured retentions) insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

Section 5.5. Books and Records. Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Canadian Administrative Agent or the Global Administrative Agent and the other Agents and each Lender through the Canadian Administrative Agent or the Global Administrative Agent or any of their respective authorized representatives, during normal business hours and at reasonable intervals, to visit all of its offices, to discuss its financial matters with its officers and to examine (and, at the expense of the Canadian Administrative Agent, the Global Administrative Agent or such other Agent or Lender or, if a Default or Event of Default has occurred and is continuing, at the expense of Borrower, photocopy extracts from) any of its books or other records.

Section 5.6. [Intentionally omitted].

Section 5.7. Use of Proceeds. Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans for Borrower’s and its Subsidiaries’ general corporate purposes.

ARTICLE VI

FINANCIAL COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full and unless the Required Lenders shall otherwise consent in writing, Borrower covenants and agrees with the Lenders that:

Section 6.1. Ratio of Total Debt to Capital. Parent will not permit its ratio (expressed as a percentage) of (i) the consolidated Debt of Parent and its Subsidiaries to (ii) Capital to be greater than 60% at the end of any fiscal quarter beginning with the fiscal quarter ending June 30, 2012.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and all Obligations shall have been paid in full and unless the Required Lenders shall otherwise consent in writing, Borrower covenants and agrees with the Lenders that:

Section 7.1. Liens. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Property of Borrower or any of its Subsidiaries to secure Indebtedness of Borrower or any other Person except:

(i) Liens on any property or assets owned or leased by Borrower or any Subsidiary existing at the time such property or asset was acquired (or at the time such Person became a Subsidiary); provided that in the case of the acquisition of a Subsidiary such Lien only encumbers property or assets immediately prior to, or at the time of, the acquisition by Borrower of such Subsidiary;

(ii) purchase money Liens so long as such Liens only encumber property or assets acquired with the proceeds of the purchase money indebtedness incurred in connection with such Lien;

(iii) Liens granted by an Unrestricted Subsidiary on its assets to secure Indebtedness incurred by such Unrestricted Subsidiary;

(iv) Liens on assets of a Restricted Subsidiary securing Indebtedness of a Restricted Subsidiary owing to Borrower, to Parent or to another Restricted Subsidiary or Liens on assets of an Unrestricted Subsidiary securing Indebtedness of an Unrestricted Subsidiary owing to Borrower, to Parent, to a Restricted Subsidiary or to another Unrestricted Subsidiary;

(v) Liens existing on the Global Effective Date set forth on Schedule 7.1;

(vi) Liens arising under operating agreements;

(vii) Liens reserved in oil, gas and/or mineral leases for bonus rental payments and for compliance with the terms of such leases;

(viii) Liens pursuant to partnership agreements, oil, gas and/or mineral leases, farm-out agreements, division orders, contracts for the sale, delivery, purchase, exchange, or processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sales of oil, natural gas and natural gas liquids, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(ix) Liens on the stock or other ownership interests of or in any Unrestricted Subsidiary;

(x) Liens for taxes, assessments or similar charges, incurred in the ordinary course of business, that are not yet due and payable or that are being contested as set forth in Section 3.6;

(xi) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(xii) Liens imposed by mandatory provisions of law such as for mechanics’, materialmen’s, warehousemen’s, carriers’, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(xiii) Liens in renewal or extension of any of the foregoing permitted Liens, so long as limited to the property or assets encumbered and the amount of Indebtedness secured immediately prior to such renewal or extension;

(xiv) Liens or any rights of distress reserved in or exercisable under any lease or sublease to which it is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and it is then in compliance in all material respects with such terms;

(xv) Liens in favor of a government or public authority within Canada resulting from the deposit of cash or bonds as security for the performance of any of its obligations (other than for the payment of money) made in the ordinary course of its business, provided that such security is required or requested pursuant to any applicable law, and the obligations secured thereby are not overdue (or if overdue are being contested by it diligently and in good faith by appropriate proceedings);

(xvi) Liens to secure its performance in connection with bids or tenders submitted by it, or contracts (other than contracts for the payment of money) or leases of real property (other than Capitalized Leases) or licenses to which it is a party, all such Liens being granted in the ordinary course of its business, provided that such performance obligations are not overdue (or if overdue are being contested by it diligently and in good faith by appropriate proceedings); and

(xvii) in addition to Liens permitted by clauses (i) through (xvi) above and permitted by the U.S. Credit Agreement, Liens on property or assets of Parent, Borrower and any of their Subsidiaries if the aggregate Indebtedness of all such Persons secured thereby does not exceed five percent (5%) of Parent’s Consolidated Assets; provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Global Administrative Agent, the Canadian Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Lien ranks (apart from the effect of any Lien included in or inherent in any such Liens) in priority to the Obligations.

Section 7.2. Mergers. Borrower will not liquidate or dissolve, amalgamate with, consolidate with, or merge into or with, any other Person unless (a) Borrower is the survivor of such amalgamation, merger or consolidation, and (b) no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto.

Section 7.3. Asset Dispositions. Apache Canada will not, and will not permit any Additional Borrower to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to all or substantially all of its assets. Notwithstanding the foregoing, nothing herein shall prohibit any transfer of any assets from any Borrower to any Subsidiary of such Borrower, from any Subsidiary of a Borrower to such Borrower or from a Subsidiary of a Borrower to another Subsidiary of such Borrower.

Section 7.4. Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract or group of arrangements or contracts, as the case may be, are conducted on an arms-length basis.

Section 7.5. Restrictive Agreements. Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement or any other Loan Document) limiting the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document. Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement which restricts or prohibits the ability of any Restricted Subsidiary to make any payments, directly or indirectly, to Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Restricted Subsidiary to make any payment, directly or indirectly, to Borrower.

Section 7.6. Guaranties. Parent and Borrower will not, and will not permit any of their Restricted Subsidiaries to, guaranty any Indebtedness not included in the consolidated Debt of Parent and its Subsidiaries in an aggregate outstanding principal amount at any time exceeding $150,000,000.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. Borrower shall default in the payment or prepayment when due of any principal of any Loan, or Borrower shall default (and such default shall continue unremedied for a period of five (5) Business Days) in the payment when due of any interest, fee or of any other obligation hereunder.

(b) Breach of Warranty. Any representation or warranty of Borrower made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of Borrower to the Global Administrative Agent, the Canadian Administrative Agent, any other Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be false or misleading when made in any material respect.

(c) Non-Performance of Covenants and Obligations. Borrower or Parent shall default in the due performance and observance of any of its obligations under Section 7.2 or under Article VI.

(d) Non-Performance of Other Covenants and Obligations. Borrower or Parent shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to Borrower by the Global Administrative Agent, the Canadian Administrative Agent, or the Required Lenders.

(e) Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any direct payment obligation of Parent, Borrower or any of their Restricted Subsidiaries in any amount in excess of $150,000,000.

(f) [Intentionally omitted].

(g) Bankruptcy and Insolvency. Borrower or any of its Restricted Subsidiaries shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to generally pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, receiver and manager, sequestrator or other custodian for Borrower, or any of its Restricted Subsidiaries, or any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, receiver and manager, sequestrator or other custodian for Borrower, or any of its Restricted Subsidiaries, or for a substantial part of the property of any thereof, and such trustee, receiver, receiver and manager, sequestrator or other custodian shall not be discharged within 60 days, provided that Borrower and each Restricted Subsidiary hereby expressly authorizes the Global Administrative Agent, the Canadian Administrative Agent, each other Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Borrower or any of its Restricted Subsidiaries, and, if any such case or proceeding is not commenced by Borrower or such Restricted Subsidiary, such case or proceeding shall be consented to or acquiesced in by Borrower or such Restricted Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that Borrower and each Restricted Subsidiary hereby expressly authorizes the Global Administrative Agent, the Canadian Administrative Agent, and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (e) take any corporate or partnership action authorizing, or in furtherance of, any of the foregoing. Notwithstanding parts (c) and (d) of this Section 8.1(g), during the 60 day periods referred to therein, and for the sole purposes of (i) voting at any meeting of creditors of Borrower which may take place during such 60 day period or (ii) having standing and participating in proceedings or matters arising out of (c) or (d) above where any Agent or Lender is acting to preserve, protect or defend its rights under the Loan Documents, the Lenders, at their sole option, shall be deemed to have accelerated repayment pursuant to Section 8.3 and the Indebtedness of Borrower hereunder shall be deemed to have become due and payable, but such deeming shall not of itself be considered a Default hereunder.

(h) Judgments. Any judgment or order for the payment of money in an amount of $150,000,000 or more in excess of valid and collectible insurance in respect thereof or in excess of an indemnity with respect thereto reasonably acceptable to the Required Lenders shall be rendered against Parent, Borrower or any of their Restricted Subsidiaries and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) such judgment shall have become final and non-appealable and shall have remained outstanding for a period of 60 consecutive days.

(i) Change in Control. Parent fails to own or control, directly or indirectly, all of the voting shares of Borrower.

(j) Event of Default under other Combined Loan Documents. Any “Event of Default” as defined in the U.S. Loan Documents or the Australian Loan Documents shall occur; provided that the occurrence of a “Default” as defined in the U.S. Loan Documents or the Australian Loan Documents shall constitute a Default under this Agreement; provided further that if such “Default” is cured or waived under the U.S. Loan Documents or the Australian Loan Documents, as applicable, then such “Default” shall no longer constitute a Default under this Agreement.

Section 8.2. Action if Bankruptcy. If any Event of Default described in Section 8.1(g) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand. Without limiting the foregoing, the Global Administrative Agent, the Canadian Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

Section 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.2) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Canadian Administrative Agent, upon the direction of the Required Lenders, shall by notice to Borrower declare all of the outstanding principal amount of the Loans and all other obligations hereunder to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other obligations shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate. Without limiting the foregoing, the Global Administrative Agent, the Canadian Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

ARTICLE IX

AGENTS

Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank as Global Administrative Agent, Royal Bank of Canada as Canadian Administrative Agent, Bank of America, N.A. and Citibank, N.A as Global Syndication Agents, and The Royal Bank of Scotland plc and Royal Bank of Canada as Global Documentation Agents, and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) each Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth herein, each Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. Each Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Persons identified on the facing page of this Agreement as the “Joint Lead Arrangers and Joint Bookrunners” (the “Arrangers”), the Global Documentation Agents or the Global Syndication Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Combined Loan Document other than, except in the case of the Arrangers, those applicable to all Lenders as such.

The Canadian Administrative Agent, the Global Administrative Agent and the other Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Canadian Administrative Agent, the Global Administrative Agent and the other Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Canadian Administrative Agent, the Global Administrative Agent and the other Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Global Administrative Agent or Canadian Administrative Agent as provided in this paragraph, the Global Administrative Agent or the Canadian Administrative Agent may resign at any time by notifying the Lenders and Borrower. Upon any such resignation, Borrower shall have the right, in consultation with the Combined Required Lenders, to appoint one of the Lenders as a successor. If no successor shall have been so appointed by Borrower and shall have accepted such appointment within 30 days after the retiring Global Administrative Agent or Canadian Administrative Agent gives notice of its resignation, then the retiring Global Administrative Agent or Canadian Administrative Agent may, on behalf of the Lenders, appoint a successor Global Administrative Agent or Canadian Administrative Agent which shall be a bank with an office in New York, New York, or Toronto, Canada, respectively, or an Affiliate of any such bank.

Upon the acceptance of its appointment as Global Administrative Agent or Canadian Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Global Administrative Agent or Canadian Administrative Agent, and the retiring Global Administrative Agent or Canadian Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Global Administrative Agent or Canadian Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Global Administrative Agent’s or Canadian Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Global Administrative Agent or Canadian Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Global Administrative Agent or Canadian Administrative Agent, respectively.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to Borrower or any Additional Borrower, to:

Apache Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Attention:     Matthew W. Dundrea

Senior Vice President–Treasury and Administration

Telephone:   (713) 296-6640

Facsimile:     (713) 296-6458

with a copy to:

Assistant Treasurer

Apache Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Telephone:   (713) 296-6642

Facsimile:     (713) 296-6477

and with copy to:

Executive Vice President and General Counsel

Apache Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Telephone:   (713) 296-6204

Facsimile:     (713) 296-6458

(b) if to the Global Administrative Agent, to:

JPMorgan Chase Bank, N.A.

Loan & Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention:     Bejaye E. Ilegbodu

Telephone:   (713) 750-4147

Facsimile:     (713) 427-6307

with a copy to:

JPMorgan Chase Bank, N.A.

707 Travis Street, 12th Floor North

Houston, Texas 77002

Attention:     Debra Hrelja

Telephone:   (713) 216-4039

Facsimile:     (713) 216-8870

(c) if to the Canadian Administrative Agent, to

Royal Bank of Canada

4th Floor, 20 King Street West

Toronto, Ontario, M5H 1C4

Canada

Attention:     Manager, Agency Services Group

Telephone:   (416) 842-3901

Facsimile:     (416) 842-4023

with a copy to:

Royal Bank of Canada

2800 Post Oak Blvd., Suite 3900

Houston, Texas 77056

USA

Attention:     Don McKinnerney

Telephone:   (713) 403-5607

Facsimile:     (713) 403-5624

(d) if to any other Lender, to it at its address (or telecopy number) provided to the Global Administrative Agent, the Canadian Administrative Agent and Borrower or as set forth in its Administrative Questionnaire.

Notices and other communications between the Global Administrative Agent, the Canadian Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Canadian Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Canadian Administrative Agent and the applicable Lender. The Canadian Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall (i) if received by the recipient on or before 5:00 p.m., Toronto time, be deemed to have been given on the date of receipt or (ii) if received by the recipient after 5:00 p.m., Toronto time, be deemed to have been given on the day following the date of receipt.

Section 10.2. Waivers; Amendments.

(a) No failure or delay by the Global Administrative Agent, the Canadian Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Global Administrative Agent, the Canadian Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective except in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Global Administrative Agent, the Canadian Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Any of the Combined Loan Documents or any provision thereof may be waived, amended or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Combined Required Lenders or by Borrower and the Global Administrative Agent and the Canadian Administrative Agent with the consent of the Combined Required Lenders; provided that the same waiver, amendment or modification is requested by Parent in connection with each of the Combined Credit Agreements; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of (i) the Lenders described in the first proviso of Section 10.2(c) without the prior written consent of each Lender affected thereby and (ii) the Global Administrative Agent or the Canadian Administrative Agent without the prior written consent of the Global Administrative Agent or the Canadian Administrative Agent, respectively.

(c) Except as provided for in Section 10.2(b) above, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Global Administrative Agent and the Canadian Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender or the Commitments without the written consent of such Lender or each Lender, respectively, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guaranty, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders”, “Combined Required Lenders” or any other provision hereof or thereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Global Administrative Agent or the Canadian Administrative Agent hereunder or thereunder without the prior written consent of the Global Administrative Agent or the Canadian Administrative Agent, respectively; provided further that in the event that any Additional Borrower elects to terminate its status as an Additional Borrower under this Agreement and delivers a properly executed Borrower Termination Notice pursuant to Section 2.22(c), such termination and release of such Additional Borrower from its Obligations under this Agreement shall require only the consent of the Global Administrative Agent and the Canadian Administrative Agent, which consent shall not be unreasonably withheld or delayed.

Section 10.3. Expenses; Indemnity; Damage Waiver.

(a) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents (on a solicitor and his own client basis), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of any counsel (on a solicitor and his own client basis) for the Agents or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or this Agreement.

(b) Borrower shall indemnify the Agents, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), WHETHER OR NOT RELATED TO ANY NEGLIGENCE OF THE INDEMNITEE, against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel (or a solicitor and his own client basis) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) arise in connection with any issue in litigation commenced by Borrower or any of its Subsidiaries against any Indemnitee for which a final judgment is entered in favor of Borrower or any of its Subsidiaries against such Indemnitee.

(c) To the extent that Borrower fails to pay any amount required to be paid by it to the Global Administrative Agent or the Canadian Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Global Administrative Agent or the Canadian Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Global Administrative Agent or the Canadian Administrative Agent, respectively.

(d) To the extent permitted by applicable law, (i) Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and (ii) Agents and Lenders shall not assert, and hereby waive, any claim against Borrower, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby (including, without limitation, any Loan Document), the Transactions or any Loan or the use of the proceeds thereof, except for any such claim arising from the gross negligence or willful misconduct of such Indemnitee or the Borrower, as applicable; provided that, notwithstanding the foregoing, nothing contained in this sentence shall limit the Borrower’s indemnity obligations with respect to claims asserted by Persons (other than the Agents and the Lenders) to the extent set forth in this Section 10.3.

(e) All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Global Administrative Agent, the Canadian Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees which are not non-residents of Canada for purposes of the Income Tax Act (Canada) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) U.S. Borrower and Apache Canada must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) the Global Administrative Agent and the Canadian Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (iii) except in the case of an assignment to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Canadian Administrative Agent and the Global Administrative Agent) shall be in increments of $1,000,000 and not less than $10,000,000 unless each of Borrower, the Canadian Administrative Agent and the Global Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (v) the parties to each assignment shall execute and deliver to the Canadian Administrative Agent and the Global Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 to the Canadian Administrative Agent, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Canadian Administrative Agent and the Global Administrative Agent an Administrative Questionnaire; and provided further that any consent of U.S. Borrower and Borrower otherwise required under this paragraph shall not be required if an Event of Default under Section 8.1 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 2.20 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Canadian Administrative Agent and the Global Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in Toronto, Canada, and The City of New York, respectively, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Canadian Administrative Agent, the Global Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Canadian Administrative Agent and the Global Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register and will provide prompt written notice to Borrower of the effectiveness of such Assignment. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of Borrower, the Canadian Administrative Agent or the Global Administrative Agent, sell participations to one or more banks or other entities which are not non-residents of Canada for purposes of the Income Tax Act (Canada) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Canadian Administrative Agent, the Global Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) if such Participant is not a Lender or an Affiliate of a Lender, such Lender shall have given notice to Borrower of the name of the Participant and the amount of such participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii) and (iii) of the first proviso to Section 10.2(c) that affects such Participant. Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless Borrower shall expressly agree otherwise in writing. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement).

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or, in the case of a Lender organized in a jurisdiction outside of the United States, a comparable Person, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Anything herein to the contrary notwithstanding, no assignments or participations shall be made to any Borrower or any of their respective Affiliates or Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

Section 10.5. Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Canadian Administrative Agent, the Global Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18, 2.20 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Canadian Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Canadian Administrative Agent and the Global Administrative Agent and when the Canadian Administrative Agent and the Global Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.8. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Obligations of Borrower shall have been accelerated, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of each Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.9. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE PROVINCE OF ALBERTA AND OF CANADA APPLICABLE THEREIN.

(b) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ALBERTA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY

AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OF THE PROVINCE OF ALBERTA. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THE FIRST SENTENCE OF PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE PROVINCE OF ALBERTA. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.11. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) to any rating agency to the extent required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers received by it from any Agent, any Issuing Bank or any Lender, (h) with the consent of Borrower or (i) to the extent such Information (i)

becomes publicly available other than as a result of a breach of this Section by any Person or (ii) becomes available to any Agent or any Lender on a non-confidential basis from a source other than Borrower or any Person obligated to maintain the confidentiality of such Information. Prior to disclosing any Information under clause (c) above, the Agent or Lender required or asked to make such disclosure shall make a good faith effort to give Borrower prior notice of such proposed disclosure to permit Borrower to attempt to obtain a protective order or other appropriate injunctive relief. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any publicly available information and such information that is available to any Agent or any Lender on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12. Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of Borrower to a Lender or any Agent under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or Agent limiting rates of interest which may be charged or collected by such Lender or Agent. Accordingly, if the transactions contemplated hereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender or Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document but subject to Section 2.13 hereof) then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:

(i) the provisions of this Section shall govern and control;

(ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by such Lender or Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender and the Agent herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to Borrower by such Lender or Agent (or, if such consideration shall have been paid in full, such excess refunded to Borrower);

(iii) all sums paid, or agreed to be paid, to such Lender or Agent for the use, forbearance and detention of the indebtedness of Borrower to such Lender or Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender or Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;

(iv) if at any time the interest provided pursuant to this Section or any other clause of this Agreement or any other Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender or Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender or Agent pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or Agent pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section), as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and

(v) with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender or Agent would cause such Lender to charge Borrower a criminal rate of interest, the Lenders and the Agents agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender or Agent, as applicable, and if received such affected Lender or Agent will return such funds to Borrower so that the rate of interest paid by Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.

Section 10.13. Joint and Several Obligations. Each Borrower has determined that it is in its best interest and in pursuance of its legitimate business purposes to induce the Lenders to extend credit to the Borrowers pursuant to this Agreement. Each Borrower acknowledges and represents that the availability of the Commitments to each of the Borrowers benefits each Borrower individually and that the Loans made will be for and inure to the benefit of each of the Borrowers individually and as a group. Accordingly, Apache Canada shall be jointly and severally liable (as a principal and not as a surety, guarantor or other accommodation party) for each and every representation, warranty, covenant and obligation to be performed by the Borrowers under this Agreement and the other Loan Documents, and Apache Canada acknowledges that in extending the credit provided herein the Agents and the Lenders are relying upon the fact that the Obligations of each Borrower hereunder are the joint and several obligations of Apache Canada. Notwithstanding any other provision of this Agreement to the contrary, each Borrower, other than Apache Canada, shall be severally, and not jointly, liable for all Obligations incurred by such Borrower under this Agreement. The invalidity, unenforceability or illegality of this Agreement or any other Loan Document as to one Borrower or the release by the Agents or the Lenders of a Borrower hereunder or thereunder shall not affect the Obligations of the other Borrowers under this Agreement or the other Loan Documents, all of which shall otherwise remain valid and legally binding obligations of the other Borrowers.

Section 10.14. USA PATRIOT Act Notice. Each Lender that is subject to the USA Patriot Act and the Global Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Global Administrative Agent, as applicable, to identify each Borrower in accordance with the USA Patriot Act.

Section 10.15. Anti-Money Laundering Legislation. Each Lender that is subject to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Canadian Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of such Act, it may be required to obtain, verify and record information regarding the Borrower and the transactions contemplated hereby.

Section 10.16. NO FIDUCIARY DUTY. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and/or its Affiliates. Each Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any Lender, on the one hand, and such Borrower or its Affiliates, on the other. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection with the transactions contemplated by the Loan Documents, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Agent and Lender is acting solely as principal and not as the agent or fiduciary of any Borrower or its Affiliates. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents.

Section 10.17. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

APACHE CANADA LTD.

By:	/s/ Matthew W. Dundrea
Name: Title:	Matthew W. Dundrea Senior Vice President and Treasurer

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as Global Administrative Agent

By:	/s/ Debra Hrelja
Name:	Debra Hrelja
Title:	Vice President

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

ROYAL BANK OF CANADA, as Canadian Administrative Agent

By:	/s/ Ann Hurley
Name:	Anne Hurley
Title:	Manager, Agency

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Global Syndication Agent

By:	/s/ Joseph Scott
Name:	Joseph Scott
Title:	Director

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

CITIBANK, N.A., as a Global Syndication Agent

By:	/s/ Lawrence Martin
Name:	Lawrence Martin
Title:	Vice President

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC, as a Global Documentation Agent

By:	/s/ Sanjay Remond
Name:	Sanjay Remond
Title:	Director

SIGNATURE PAGE TO U.S. CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Global Documentation Agent

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

SIGNATURE PAGE TO U.S. CREDIT AGREEMENT

ROYAL BANK OF CANADA, as Lender

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

SIGNATURE PAGE TO U.S. CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Lender

By:	/s/ Debra Hrelja
Name:	Debra Hrelja
Title:	Vice President

SIGNATURE PAGE TO U.S. CREDIT AGREEMENT

BANK OF AMERICA, N.A., CANADA BRANCH, as Lender

By:	/s/ Medina Sales De Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

SIGNATURE PAGE TO U.S. CREDIT AGREEMENT

CITIBANK, N.A., CANADIAN BRANCH, as Lender

By:	/s/ Gordon Dekuyper
Name:	Gordon Dekuyper
Title:	Managing Director

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND N.V., (CANADA) BRANCH, as Lender

By:	/s/ H. Bayu Budiatmanto
Name:	H. Bayu Budiatmanto
Title:	Vice President

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

BANK OF MONTREAL, as Lender

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Director

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

THE TORONTO-DOMINION BANK, as Lender

By:	/s/ Vicki Ferguson
Name:	Vicki Ferguson
Title:	Authorized Signatory

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ John Frazell
Name:	John Frazell
Title:	Director

S-15

SIGNATURE PAGE TO CANADIAN CREDIT AGREEMENT